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          7961 SHAFFER PARKWAY
          SUITE 5
[LOGO]    LITTLETON, COLORADO 80127
          TELEPHONE  (720) 981-1185
          FAX  (720) 981-1186

                                    Trading Symbol:  VGZ
                                    Toronto and American Stock Exchanges
______________________________________________NEWS _____________________________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF PREVIOUSLY ANNOUNCED U.S. $2.3 MILLION PRIVATE PLACEMENT


DENVER, COLORADO DECEMBER 27, 2002 - Vista Gold Corp. (TSX & AMEX: VGZ) Vista is pleased to announce that it completed its previously announced private placement financing in which it raised net proceeds of U.S. $2.3 million, from the sale of 1 million units priced at U.S. $2.35 per unit. The Corporation plans to use the proceeds to acquire additional gold projects.

The securities issued in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton, Colorado. Its holdings include the Paredones Amarillos project in Mexico; the Hycroft mine, Maverick Springs and Mountain View projects in Nevada; and the Amayapampa project in Bolivia.














The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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